Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 5, 2025 with respect to the consolidated financial statements included in the Annual Report of CompoSecure, Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said report in the Registration Statements of CompoSecure, Inc. on Forms S-3 (File No. 333-262341 and File No. 333-282228) and on Forms S-8 (File No. 333-281483, File No. 333-273982 and File No. 333-263617).
/s/ GRANT THORNTON LLP
New York, New York
March 5, 2025